Exhibit 10.1

Synergy I.P. Group, LLC.

6019 Olivas Park Dr.

Suite C

Ventura, CA 93003

(323) 790-1813

October 26, 2009

Melissa Rice, CEO

Dynamic Response Group, Inc.

4770 Biscayne Blvd Suite 780

Miami, FL 3313 7

Re:	Letter of Intent between Synergy J.P. Group, LLC and Dynamic Response Group, Inc.

Dear Ms. Rice:

This letter hereby sets forth this binding letter of intent with respect to the licensing of certain rights to design, engineer, market and distribute commercial Spin Fryer machines for use in the restaurant and institutional food service industries (“Commercial Spin Fryer”) by the undersigned, Synergy I.P. Group, LLC, a Georgia limited liability corporation (“‘Synergy” or the “Company”), to Dynamic Response Group, Inc. a Florida corporation (“DRG”) subject to the terms of a definitive agreement to be negotiated and executed by the parties.

The proposed terms are as follows:

1. Definitive Agreement. Consummation of the transaction as contemplated hereby will be subject to the negotiation and execution of a mutually satisfactory definitive agreement (the “Definitive Agreement”), setting forth the specific terms and conditions proposed hereby. The execution of the Definitive Agreement by both parties is subject to approval by the Board of Directors of both parties and the completion of a satisfactory review of the legal, financial and business condition and prospects of both parties. The parties will use their reasonable best efforts to negotiate in good faith the Definitive Agreement, which will contain, among other standard terms and conditions, the following provisions:

(a)	In consideration for the exclusive worldwide licensing of all rights to design, engineer, market and distribute the Commercial Spin Fryer, DRG will finance all associated costs including but not limited to; design, engineering, worldwide patent and trademark filing, worldwide patent and trademark maintenance, sales, marketing and distribution.

(b)	DRG and Synergy will split profits from all sales in all categories of trade and channels of distribution, 50/50.

(c)	Prior to the closing of the Transaction (the “Closing Date”), both parties shall have completed due diligence acceptable to it in its sole satisfaction.

(d)	Any necessary third-party consents shall be obtained prior to Closing.

2. Conduct of Business. Prior to the execution of a Definitive Agreement and the closing of the transaction, both Synergy and DRG will conduct its operations in the ordinary course consistent with past practice.

3. Public Announcements. Neither party will make any public disclosure concerning the matters set forth in this letter of intent without the prior written consent of the other party, which consent shall not be unreasonably withheld.

4. Due Diligence; Confidentiality Agreement. Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, with all information, books, records and property (collectively, “Transaction Information”) that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiry. Each party agrees to make available to the other party such officers, employees, consultants, advisors and others as reasonably requested by the other party for meetings, visits, questions and discussions concerning each other and the Transaction. Each of the parties will use its reasonable best efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction. Each party will have until 5:00PM Eastern standard time on December 1, 2009 (the “Due Diligence Review Period”) to complete their initial due diligence review of the respective documents, unless the Definitive Agreement specifies a different deadline for completion of such due diligence review.

5. Termination, This letter of intent may be terminated (a) by mutual written consent of the parties hereto, (b) by either party (i) after 5:00 p.m. Eastern standard time on December 1, 2009 if a Definitive Agreement is not executed and delivered by the parties prior to such time, (ii) if the Transaction is enjoined by a court or any governmental body (c) by either party if such party is not satisfied with the results of their due diligence investigation of the other party in their sole and absolute discretion.

6. No Brokers. Each party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the execution of this Letter of Intent, and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

7. Expenses. Each of the parties will be responsible for its own expenses in connection with the Transaction, including fees and expenses of legal, accounting and financial advisors.

8. Choice of Law. This Letter of Intent shall be governed by and construed in accordance with the internal substantive laws of the State of Florida.

9. Counterparts. This letter of intent maybe executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax copies of signatures shall be treated as originals for all purposes,

10. Effect. It is understood that this letter is not an offer or a contract but is only a letter of intent, notwithstanding anything contained. herein or otherwise to the contrary, and no binding commitment of any nature whatsoever shall be implied by virtue hereof, except for the provisions set forth in Sections 2 through 10 hereof. Except as stated in the immediately preceding sentence. (i) no binding agreement shall exist unless and until the Definitive Agreement has been executed and delivered by the parties, and the only as and to the extent stated therein, and (ii) the termination of this letter and the negotiations for the proposed transaction prior to the execution and delivery of the Definitive Agreement for whatever reason shall not result in any obligation or liability of any party to the other. This letter of intent contains the entire agreement by and among the parties to date with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, with respect to such matters.

This letter of intent will terminate at 5:00 p.m. Eastern standard time on November 1, 2009 unless it has been duly executed by or on behalf of the Parties prior to such time.

Very truly yours,

Synergy I.P. Group, LLC

/s/ Reno Rolle
Managing Partner

Agreed and Accepted:

Dynamic Response Group, Inc.

/s/ Melissa Rice
CEO